EXHIBIT 5.1

April 28, 2015

TransAtlantic Petroleum Ltd.

16803 Dallas Parkway

Dallas, Texas 75201

Re:	TransAtlantic Petroleum Ltd. Shelf Registration Statement on Form S-3

Ladies and Gentlemen:

We have acted as counsel to TransAtlantic Petroleum Ltd., a Bermuda corporation (the “Company”), in connection with the registration statement on Form S-3 of the Company (the “Registration Statement”) to be filed with the United States Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), relating to the registration of $55.0 million aggregate principal amount of 13.0% Convertible Notes due 2017 (the “Notes”) issued pursuant to the terms of that certain Indenture, dated as of February 20, 2015, by and between the Company and U.S. Bank National Association, as Trustee (the “Indenture”), and 8,088,235 common shares, $0.01 par value per share, of the Company issuable upon conversion of the Notes (the “Conversion Shares” and, together with the Notes, the “Offered Securities”), to be sold from time to time by the selling securityholders named in the Registration Statement (the “Selling Securityholders”) in the manner set forth in the Registration Statement. This opinion is being furnished at the request of the Company and in accordance with the requirements of Item 601(b)(5) of Regulation S-K, 17 C.F.R. § 229.601(b)(5), promulgated under the Securities Act.

We have examined originals or certified copies of such corporate records of the Company and other certificates and documents of officials of the Company, public officials and others as we have deemed appropriate for purposes of this letter. We have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of all documents submitted to us as originals, and the conformity to authentic original documents of all copies submitted to us as conformed, certified or reproduced copies. We have also assumed that the Notes have been duly authenticated by the Trustee and that the Indenture is a valid and binding obligation of the Trustee, enforceable against the Trustee in accordance with its terms. As to various questions of fact relevant to this letter, we have relied, without independent investigation, upon certificates of public officials and certificates of officers of the Company, all of which we assume to be true, correct and complete.

Based upon the foregoing and subject to the assumptions, exceptions, qualifications and limitations set forth herein, we are of the opinion that the Notes are valid and binding obligations of the Company.

The opinions and other matters in this letter are qualified in their entirety and subject to the following:

A.	We express no opinion as to the laws of any jurisdiction other than the laws of the State of New York. Various issues pertaining to Bermuda law, including the valid issuance and fully paid and

TransAtlantic Petroleum Ltd.

April 28, 2015

non-assessable status of the Conversion Shares, are addressed in the opinion of Appleby (Bermuda) Limited, special Bermuda counsel to the Company. We express no opinion with respect to those matters herein, and to the extent elements of such opinions are necessary to the conclusions expressed herein, we have assumed such matters.

B.	The matters expressed in this letter are subject to and qualified and limited by (i) applicable bankruptcy, insolvency, fraudulent transfer and conveyance, reorganization, moratorium and similar laws affecting creditors’ rights and remedies generally; (ii) general principles of equity, including without limitation, concepts of materiality, reasonableness, good faith and fair dealing and the possible unavailability of specific performance or injunctive relief (regardless of whether considered in a proceeding in equity or at law); and (iii) securities laws and public policy underlying such laws with respect to rights to indemnification and contribution.

C.	This letter is limited to the matters expressly stated herein and no opinion is to be inferred or implied beyond the opinion expressly set forth herein. We undertake no, and hereby disclaim any, obligation to make any inquiry after the date hereof or to advise you of any changes in any matter set forth herein, whether based on a change in the law, a change in any fact relating to the Company or any other person or any other circumstance.

We hereby consent to the filing of this letter as an exhibit to the Registration Statement and to the use of our name in the prospectus forming a part of the Registration Statement under the caption “Legal Matters.” In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Act and the rules and regulations thereunder.

Very truly yours,

/s/ AKIN GUMP STRAUSS HAUER & FELD, LLP

AKIN GUMP STRAUSS HAUER & FELD LLP